Exhibit 99.1

LaSalle Hotel Properties (ticker: LHO, exchange: New York Stock Exchange) News Release - 11/16/2004

LaSalle Hotel Properties Announces Sale of 1,750,000 Common Shares of Beneficial Interest

BETHESDA, Md.—(BUSINESS WIRE)—Nov. 16, 2004—LaSalle Hotel Properties (NYSE:LHO) today announced that it has priced a public offering of 1,750,000 of its common shares of beneficial interest resulting in net proceeds of $54,933,000. All shares are being offered by the Company.

Raymond James & Associates, Inc. and Wachovia Capital Markets, LLC led the offering with A.G. Edwards & Sons, Inc., Harris Nesbitt Corp., KeyBanc Capital Markets, Legg Mason Wood Walker, Incorporated, Robert W. Baird & Co., Incorporated, and Stifel, Nicolaus & Company, Incorporated participating as co-managers.

In addition to the 1,750,000 common shares of beneficial interest offered, the Company has granted the underwriters an option to purchase up to an additional 250,000 common shares of beneficial interest solely to cover over-allotments, if any. Copies of the prospectus relating to these securities may be obtained, when available, from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, FL 33716.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 18 upscale and luxury full-service hotels, totaling approximately 6,100 guest rooms in 13 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, and the Kimpton Hotel & Restaurant Group, LLC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

For additional information, please visit our web site at www.lasallehotels.com

CONTACT:	LaSalle Hotel Properties, Bethesda
Raymond Martz, Treasurer, 301-941-1516
or
Hans Weger, Chief Financial Officer, 301-941-1500

SOURCE:	LaSalle Hotel Properties